                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             Taubman Centers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                             Taubman Centers, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

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SEC 1913 (02-02)

                                 [TAUBMAN LOGO]

                             TAUBMAN CENTERS, INC.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                            TO BE HELD MAY 18, 2004

To the Shareholders of
Taubman Centers, Inc.

     The Annual Meeting of Shareholders of TAUBMAN CENTERS, INC. (the "Company") will be held on Tuesday, May 18, 2004, at the Community House, 380 South Bates Street, Birmingham, Michigan, at 11:00 a.m., local time, for the following purposes:

          1. To elect three directors to serve until the annual meeting of shareholders in 2007;

          2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2004; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 31, 2004 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

                                          By Order of the Board of Directors

                                          ROBERT S. TAUBMAN,
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Bloomfield Hills, Michigan
April 8, 2004

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                               TABLE OF CONTENTS

ABOUT THE MEETING...........................................    1
  What is the purpose of the annual meeting?................    1
  Who is entitled to vote?..................................    1
  What counts as Voting Stock?..............................    1
  What is the Series B Preferred Stock?.....................    1
  What constitutes a quorum?................................    2
  How do I vote?............................................    2
  Can I change my vote after I return my proxy card?........    2
  What are the Board's recommendations?.....................    2
  What vote is required to approve each item?...............    2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT AND RELATED SHAREHOLDER MATTERS................    3
  Section 16(a) Beneficial Ownership Reporting Compliance...    7
  Securities Authorized for Issuance Under Equity
     Compensation Plans.....................................    7

ITEM 1 -- ELECTION OF DIRECTORS.............................    8
  MANAGEMENT................................................    8
     Directors, Nominees and Executive Officers.............    8
     The Board of Directors and Committees..................   10
     Compensation of Directors..............................   12
     Corporate Governance...................................   13
     Communicating with the Board...........................   13
     Certain Transactions...................................   13

REPORT OF THE AUDIT COMMITTEE...............................   14

EXECUTIVE COMPENSATION......................................   17
     Summary Compensation Table.............................   17
     Long-Term Performance Compensation Plan................   18
     Long-Term Incentive Plan -- 2003 Awards................   19
     Senior Short Term Incentive Plan and Annual Bonus
      Plan..................................................   19
     Incentive Option Plan..................................   19
     Aggregated Option Exercises During 2003 And Year-End
      Option Values.........................................   20
     Compensation Committee Report on Executive
      Compensation..........................................   20
     Shareholder Return Performance Graph...................   22
     Certain Employment Arrangements........................   22
     Change of Control Employment Agreements................   23
     Change of Control Severance Program....................   24

ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT
  AUDITORS..................................................   25

OTHER MATTERS...............................................   26

COSTS OF PROXY SOLICITATION.................................   26

ADDITIONAL INFORMATION......................................   26
  Presentation of Shareholder Proposals at 2005 Annual
     Meeting................................................   26
  Annual Report.............................................   27

                             TAUBMAN CENTERS, INC.
                       200 EAST LONG LAKE ROAD, SUITE 300
                                  P.O. BOX 200
                     BLOOMFIELD HILLS, MICHIGAN 48303-0200

                                PROXY STATEMENT

     This Proxy Statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the "Company") to be held at 11:00 a.m., local time, on Tuesday, May 18, 2004, at the Community House, 380 South Bates Street, Birmingham, Michigan. The Company's Board of Directors is soliciting proxies for use at the meeting and at any adjournment or postponement of that meeting. The Company expects to mail this Proxy Statement on or about April 8, 2004.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, holders of the Company's Common Stock and Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Common Stock, the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the election of three directors to serve until the annual meeting of shareholders in 2007, and the ratification of the Audit Committee's selection of the independent auditors. In addition, management will report on the performance of the Company and will respond to questions from shareholders.

Who is entitled to vote?

     Only record holders of Voting Stock at the close of business on the record date of March 31, 2004, are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

     The Company's Common Stock and Series B Preferred Stock constitute the Voting Stock of the Company. The Common Stock and the Series B Preferred Stock vote together as a single class. The Company's 8.30% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") does not entitle its holders to vote. Although the Company has authorized the issuance of shares of additional series of Preferred Stock pursuant to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership ("TRG"), the Company's majority-owned subsidiary partnership through which the Company conducts all of its operations, at this time no other shares of capital stock other than the Voting Stock and the Series A Preferred Stock are outstanding.

What is the Series B Preferred Stock?

     The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders and votes together with the Common Stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred

Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. Three current directors, whose terms are not expiring, Robert S. Taubman, William S. Taubman and Lisa A. Payne, were nominated by the holders of the Series B Preferred Stock, so the holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting. Therefore, the holders of the Series B Preferred Stock retain the right to nominate one additional nominee in the future.

What constitutes a quorum?

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 80,241,977 shares of Voting Stock were outstanding, consisting of 50,456,343 shares of Common Stock and 29,785,634 shares of Series B Preferred Stock. Proxies received but marked as abstentions and shares voted by brokers in the absence of beneficial owners' instructions will be counted as present in determining whether or not there is a quorum.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. If you own your shares of Common Stock through a broker, trustee, bank or other nominee but want to vote your shares in person, you should also bring with you a proxy or letter from such broker, trustee, bank or other nominee confirming that you beneficially own such shares.

Can I change my vote after I return my proxy card?

     You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you indicate at the meeting that you intend to vote your shares yourself.

What are the Board's recommendations?

     Unless you give different instructions on the proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

          for election of the nominated slate of directors (see pages 8 through 25); and

          for ratification of KPMG LLP ("KPMG") as the Company's independent auditors for 2004 (see pages 25 through 26).

With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

What vote is required to approve each item?

     ELECTION OF DIRECTORS. Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this Proxy Statement consists of three individuals, one for each director whose term is expiring. A properly signed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

     RATIFICATION OF AUDITORS. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Audit Committee's appointment of KPMG as the Company's independent auditors for 2004.

     OTHER MATTERS. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board of Directors does not propose to conduct any business at the annual meeting other than the election of three directors and the ratification of auditors.

     EFFECT OF BROKER NON-VOTES AND ABSTENTIONS. The election of directors and the ratification of the appointment of the Company's auditors will be determined by votes cast. In the election of directors, abstentions and broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote. In the ratification of auditors, abstentions and broker non-votes, if any, will also be disregarded and will have no effect on the outcome of the vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

     The Company is the managing partner of, and owns a 61.2% managing partner's interest in TRG, through which the Company conducts all of its operations. TRG is a partnership that owns, develops, acquires, and operates regional shopping centers nationally. The following table sets forth certain information regarding the beneficial ownership of the Company's Voting Stock and of partnership interests in TRG ("Units of Partnership Interest" or "Units") as of April 1, 2004.

     The share information in the table (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which for this purpose are treated as a single class of voting stock; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including (for any shareholder owning at least one percent of the Common Stock or Series B Preferred Stock, as applicable) the percentage of the outstanding shares of the separate class that the holder's shares represent. Unless otherwise indicated in the table, each person's address is care of Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, P. O. Box 200, Bloomfield Hills, Michigan 48303-0200.

                                                                                                 PERCENTAGE
                                                                             UNITS OF           OWNERSHIP OF
                                                                            PARTNERSHIP           UNITS OF
DIRECTORS, EXECUTIVE OFFICERS AND 5%      NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
            SHAREHOLDERS                SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
------------------------------------    ----------        ----------        -----------        ---------------
Robert S. Taubman..................      1,149,413(2)         1.4%(2)          836,413(3)            1.0%
William S. Taubman.................        531,433(4)           *              513,933(5)              *
Lisa A. Payne......................        533,328(6)           *                   --                --
Courtney Lord......................        325,673(7)           *              323,639(8)              *
John L. Simon......................          6,473(9)           *                   --                --
Graham T. Allison..................          1,430              *                   --                --
Allan J. Bloostein.................          5,000              *                   --                --
Jerome A. Chazen...................         10,000(10)          *                   --                --
S. Parker Gilbert..................        130,000(11)          *                   --                --

                                                                                                 PERCENTAGE
                                                                             UNITS OF           OWNERSHIP OF
                                                                            PARTNERSHIP           UNITS OF
DIRECTORS, EXECUTIVE OFFICERS AND 5%      NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
            SHAREHOLDERS                SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
------------------------------------    ----------        ----------        -----------        ---------------
Peter Karmanos, Jr. ...............         40,000(12)          *                   --                --
Myron E. Ullman, III...............         10,000              *                   --                --
Craig Hatkoff......................              0              *                   --                --
A. Alfred Taubman..................     24,725,480(13)       30.8%(13)      24,538,543(14)          30.6%
Security Capital Research &
  Management Incorporated..........      5,283,895(15)        6.6%(15)              --                --
  11 South LaSalle Street, 2nd Floor
  Chicago, Illinois 60603
Cohen & Steers Capital Management,
  Inc. ............................      4,865,330(16)        6.1%(16)              --                --
  757 Third Avenue
  New York, New York 10017
Morgan Stanley.....................      4,270,068(17)        5.3%(17)              --                --
  1585 Broadway
  New York, New York 10036
LaSalle Investment Management,
  Inc. ............................      4,253,350(18)        5.3%(18)              --                --
  LaSalle Investment Management
  (Securities) L.P.
  200 East Randolph Drive
  Chicago, Illinois 60601
Security Capital Preferred Growth
  Incorporated.....................      3,669,500(19)        4.6%(19)              --                --
  11 South LaSalle Street, 2nd Floor
  Chicago, Illinois 60603
Heitman Real Estate Securities LLC..     2,757,014(20)        3.4%(20)              --                --
  191 North Wacker Drive, Suite 2500
  Chicago, Illinois 60606
Barclays Global Investors, NA and
  related entities.................      2,664,340(21)        3.3%(21)              --                --
  45 Fremont Street
  San Francisco, CA 94105
Deutsche Bank AG...................      2,660,300(22)        3.3%(22)              --                --
  Taunusanlage 12, D-60325
  Frankfurt am Main
  Federal Republic of Germany
Directors and Executive Officers as
  a Group..........................      2,750,346(23)        3.4%(23)       1,673,985(23)           2.1%(23)

---------------

  *  less than 1%

 (1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the Securities and Exchange Commission (the "SEC"). Figures shown include shares of Common Stock and Series B Preferred Stock, which vote together as a single class on all matters generally submitted to shareholders. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Share figures shown assume that individuals who acquire Units of Partnership Interest upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures and Unit figures shown assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of April 1, 2004, there were 80,241,977 outstanding shares of Voting Stock, consisting of 50,456,343 shares of Common Stock and 29,785,634 shares of Series B Preferred Stock.

 (2) Consists of 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 782,980 shares of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company that Mr. Taubman and his brother, William S. Taubman, own (or, in the aggregate, 2.7% of the Series B Preferred Stock), 300,000 shares of Common Stock owned by R&W, 47,508 shares of Common Stock that Mr. Taubman has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options and an additional 13,000 shares of Common Stock owned by his wife and children for which Mr. Taubman disclaims any beneficial interest (or, in the aggregate, less than 1.0% of the Common Stock). Excludes all shares of Voting Stock held by TRA Partners ("TRAP"), Taubman Realty Ventures ("TRV"), Taub-Co Management, Inc. ("Taub-Co"), or TG Partners, Limited Partnership ("TG Partners"), because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W or the other entities.

 (3) Consists of 5,925 Units of Partnership Interest that Mr. Robert S. Taubman owns, 782,980 Units of Partnership Interest held by R&W, and 47,508 Units of Partnership Interest that Mr. Taubman has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

 (4) Consists of 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, 508,008 shares of Common Stock that Mr. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested Incentive Options, and 17,500 shares of Common Stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (or, in the aggregate, 1.0% of the Common Stock). Excludes 300,000 shares of Common Stock and 782,980 shares of Series B Preferred Stock that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and the other entities.

 (5) Consists of 5,925 Units of Partnership Interest that Mr. William S. Taubman owns and 508,008 Units of Partnership Interest subject to vested Incentive Options held by Mr. Taubman. Excludes 782,980 Units that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

 (6) Consists of 7,500 shares of Common Stock that Ms. Payne owns and 525,828 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options (or, in the aggregate, 1.1% of the Common Stock).

 (7) Consists of 1,504 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial interest; and 323,639 shares of Series B Preferred Stock acquired by Mr. Lord in partial consideration for the exchange of all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 43,514 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has no voting or dispositive power, see note 14 below.

 (8) Consists of 323,639 Units of Partnership Interest acquired by Mr. Lord in partial consideration for the exchange of all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 43,514 Units of Partnership Interest acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy, which are not presently entitled to receive any partnership distributions, except upon liquidation and over which Mr. Lord has no voting or dispositive power. Such units will be released from the irrevocable proxy and become entitled to receive partnership distributions on January 1, 2005. See note 14 below. See also "Certain Employment Arrangements."

 (9) Consists of 2,000 shares of Common Stock that Mr. Simon owns and 4,473 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan.

(10) Excludes 15,000 shares of Series A Preferred Stock owned by Mr. Chazen, 6,000 shares of Series A Preferred Stock owned by his wife, and 30,000 shares (or, in the aggregate, less than 1%) of Series A Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership. The Series A Preferred Stock does not entitle its holders to vote.

(11) Includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. Mr. Gilbert disclaims any beneficial interest in such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.

(12) Consists solely of shares of Common Stock.

(13) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRAP. Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. The remaining shares consist of 24,538,543 outstanding shares (or 82.4%) of Series B Preferred Stock that may be deemed to be owned by Mr. Taubman in the same manner as the Units of Partnership Interest described in note 14 below. Mr. Taubman disclaims any beneficial ownership of the Common Stock or Series B Preferred Stock held by TRAP and the other entities identified in note 14 below beyond his pecuniary interest in the entities that own the securities.

(14) Consists of 9,875 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by TRV, of which Mr. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co. Because the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Units of Partnership Interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners, 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively referred to as "TG") and 43,514 Units of Partnership Interest which are held by Mr. Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 43,514 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions on January 1, 2005. Because Mr. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRG and TG beyond his pecuniary interest in those entities.

(15) Consists solely of shares of Common Stock (10.5%).

(16) Consists solely of shares of Common Stock (9.6%).

(17) Consists solely of shares of Common Stock (8.5%) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.

(18) Consists solely of shares of Common Stock (8.4%) and includes ownership of Common Stock on behalf of Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen.

(19) Consists solely of shares of Common Stock (7.3%).

(20) Consists solely of shares of Common Stock (5.5%).

(21) Consists solely of shares of Common Stock (5.3%).

(22) Consists solely of shares of Common Stock (5.3%).

(23) See Notes 2 through 12 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities ("insiders") file reports of ownership and changes in ownership with the SEC and furnish copies of these reports to the Company. Based on the Company's review of the insiders' forms furnished to the Company and representations made by the Company's officers and directors, no insider failed to file on a timely basis a Section 16(a) form with respect to any transaction in the Company's equity securities.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table sets forth certain information regarding the Company's equity compensation plans as of December 31, 2003:

                                                              WEIGHTED-AVERAGE    NUMBER OF SECURITIES REMAINING
                                    NUMBER OF SECURITIES      EXERCISE PRICE OF   AVAILABLE FOR FUTURE ISSUANCES
                                 TO BE ISSUED UPON EXERCISE      OUTSTANDING        UNDER EQUITY COMPENSATION
                                  OF OUTSTANDING OPTIONS,     OPTIONS, WARRANTS    PLANS (EXCLUDING SECURITIES
                                    WARRANTS AND RIGHTS          AND RIGHTS          REFLECTED IN COLUMN (A))
         PLAN CATEGORY                      (A)                      (B)                       (C)
         -------------           --------------------------   -----------------   ------------------------------
Equity compensation plan                 1,405,209                 $12.15                   2,229,987
  approved by security
  holders(1)...................

---------------
(1) The plan was approved by the Company's shareholders before the Company went public in 1992, and was fully disclosed when the Company went public.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2007. Two nominees, Allan J. Bloostein and Jerome A. Chazen, are presently serving on the Board of Directors. The third nominee, Craig Hatkoff, was recommended to the Nominating and Corporate Governance Committee by the Company's Chairman of the Board, President and Chief Executive Officer.

     Each of the nominees has consented to serve a three-year term. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Additional information regarding the nominees, the directors whose terms are not expiring, and management of the Company is contained under the caption "Management" below.

                                   MANAGEMENT

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The Board of Directors currently consists of nine members divided into three classes serving staggered terms. Under the Company's Restated Articles of Incorporation, a majority of the Company's directors must not be officers or employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

     The directors, executive officers, and nominees for director of the Company are as follows:

                                                                                                  TERM
          NAME            AGE                                TITLE                               ENDING
          ----            ---                                -----                               ------
Allan J. Bloostein(1)...  74    Director                                                          2004
Jerome A. Chazen(1).....  77    Director                                                          2004
S. Parker Gilbert(2)....  70    Director                                                          2004
Craig Hatkoff(3)........  50    Nominee
Robert S. Taubman.......  50    Chairman of the Board, President and Chief Executive Officer      2005
Lisa A. Payne...........  45    Executive Vice President, Chief Financial and Administrative      2005
                                Officer, and Director
Myron E. Ullman, III....  57    Director                                                          2005
Graham T. Allison.......  64    Director                                                          2006
Peter Karmanos, Jr. ....  61    Director                                                          2006
William S. Taubman......  45    Executive Vice President and Director                             2006
Esther R. Blum..........  49    Senior Vice President, Controller, and Chief Accounting Officer
Courtney Lord...........  53    Senior Vice President of Leasing
John L. Simon...........  57    Senior Vice President of Development

---------------
(1) Standing for re-election to a three-year term.

(2) Mr. Gilbert, who has been a director of the Company since 1992, is retiring from the Board effective May 18, 2004.

(3) Nominee for election to a three-year term.

     Allan J. Bloostein is a former Vice Chairman of The May Department Stores Company and the President of Allan J. Bloostein Associates, and serves as a consultant in retail and consumer goods marketing. Mr. Bloostein was, until his retirement during 2000, a director of CVS Corporation, which operates the CVS Pharmacy chain, and is a director or trustee of certain mutual fund companies in a Smith Barney Fund Family. Mr. Bloostein has been a director of the Company since 1992.

     Jerome A. Chazen is Chairman Emeritus of Liz Claiborne, Inc. Mr. Chazen is also Chairman of Chazen Capital Partners, a private investment company. Mr. Chazen has been a director of the Company since 1992.

     Craig Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000. He has also served on the Board of Directors of Capital Trust since July 1997. In 2002, Mr. Hatkoff became a trustee of the New York City Construction Authority, an entity responsible for the construction of all public schools in New York City. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children's publishing and entertainment and is a private investor in other entrepreneurial ventures. Prior to joining Capital Trust, Inc., Mr. Hatkoff was a founder and a managing general partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc.

     Robert S. Taubman is the Chairman of the Board, President and Chief Executive Officer of the Company and The Taubman Company LLC (the "Manager"), which is a subsidiary of TRG (the Company's operating partnership that manages the Company's regional shopping center interests). Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank and of Sotheby's Holdings, Inc., the international art auction house. He is also a member of the United States Department of Commerce Travel and Tourism Promotion Advisory Board, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a former trustee of the International Council of Shopping Centers, and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Taubman is the brother of William S. Taubman.

     Lisa A. Payne is an Executive Vice President and the Chief Financial and Administrative Officer of the Company and the Manager, a position which she has held since 1997. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996.

     Myron E. (Mike) Ullman, III served as co-chairman of Global Crossing Limited, a telecommunications service provider, from December 2002 to December 2003. From July 1999, until he retired in September 2001, Mr. Ullman served as a Directeur General, Group Managing Director of Paris-based LVMH Moet Hennessy Louis Vuitton, a global company producing luxury products. Prior to this, Mr. Ullman held various senior executive positions with LVMH, including being the President of LVMH Selective Retail Group from 1998 until June 1999, and Chairman and Chief Executive Officer of DFS Group Limited from 1995 to 1998. From 1992 until 1995, Mr. Ullman was Chairman and Chief Executive Officer of R.H. Macy & Co., Inc., one of the largest retailers in the United States. From 1988 until 1992, Mr. Ullman held various senior executive positions at R.H. Macy & Co., Inc., including Executive Vice President from 1988 to 1990 and Vice Chairman from 1991 to 1992. From 1986 to 1988, Mr. Ullman served as Managing Director and Chief Operating Officer of Wharf (Holdings) Ltd., one of the largest diversified groups in Hong Kong. From 1985 to 1986, Mr. Ullman served as Executive Vice President at the Sanger Harris (now Foley's) division of Federated Department Stores, Inc. Mr. Ullman is a director of Starbucks Corporation, Polo Ralph Lauren Corporation, and an advisor to Kendall-Jackson Wine Estates, Ltd. Mr. Ullman also serves on the boards of several community and not-for-profit organizations. Mr. Ullman has been a director of the Company since 2003.

     Graham T. Allison is the Douglas Dillon Professor of Government at Harvard University and a director of CDC Nvest Funds. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

     Peter Karmanos, Jr. is the founder and has served as a director since the inception of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware's Chairman since November 1978, and as its Chief Executive Officer since July 1987. Mr. Karmanos serves as a director of Worthington Industries, Inc. He is also a member of the Board of Trustees of the Detroit Medical Center. Mr. Karmanos has been a director of the Company since 2000.

     William S. Taubman is an Executive Vice President of the Company and the Manager, a position which he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. He is also a director of the Detroit Institute of Arts. Mr. Taubman is the brother of Robert S. Taubman.

     Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager's Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

     Courtney Lord is the Manager's Senior Vice President of Leasing. Mr. Lord became the Manager's Senior Vice President of Leasing in November 1999, having been hired in connection with TRG's acquisition of all of the outstanding stock of Lord Associates, Inc. Between 1989 and 1999, Mr. Lord served as president of Lord Associates, Inc., a retail leasing firm based in Alexandria, Virginia.

     John L. Simon is the Manager's Senior Vice President of Development and has served in such position since 1988.

THE BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors currently consists of nine members divided into three classes serving staggered three-year terms. The Company's Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Allison, Bloostein, Chazen, Gilbert, Karmanos, Hatkoff, and Ullman are "independent" from management, as defined by the rules adopted by the SEC, the New York Stock Exchange listing requirements and the Company's Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the other criteria for independence set forth in the Company's Corporate Governance Guidelines.

     The Board of Directors held eleven meetings during 2003 and acted once by unanimous written consent. The Board of Directors has four standing committees: a six member Audit Committee, a three member Compensation Committee, a three member Executive Committee, and a three member Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. During 2003, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board on which they served. Directors are expected to attend all meetings, and it is the Company's policy to schedule a meeting of the Board of Directors on the date of the annual meeting of shareholders. All nine board members attended last year's annual meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the Chief Executive Officer and other members of management on matters that affect the Company.

     Non-management directors will hold regularly scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions are expected to occur around regularly scheduled meetings of the Board of Directors. Each meeting the position of presiding director will be rotated in alphabetical order among each non-management director. For information on how you can communicate with the Company's non-management directors, including the presiding director, please see "Communicating with the Company's Directors." For more information regarding the Company's Board of Directors and other corporate governance procedures, please see "Corporate Governance."

     During 2003, the Audit Committee consisted of Jerome A. Chazen, Chairman, Graham T. Allison, Allan J. Bloostein, S. Parker Gilbert, Peter Karmanos, Jr. and Myron E. Ullman, III. Each of these directors is financially literate, and the Board of Directors believes that Mr. Ullman is an "audit committee financial expert" under the SEC's definition. The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee engages the independent auditors. The Audit Committee met four times during 2003, and on December 10, 2003, the Board adopted a revised charter for the Audit Committee. A copy of the revised charter is attached as Appendix A to the proxy statement.

     During 2003, the Compensation Committee consisted of S. Parker Gilbert, Chairman, Jerome A. Chazen and Peter Karmanos, Jr. The Compensation Committee's primary responsibility is to review the compensation and employee benefit policies applicable to employees of the Manager and, in particular, senior management. The Compensation Committee met twice during 2003, and on December 10, 2003, the Board adopted a revised charter for the Compensation Committee. The charter is posted on the Company's web site, www.taubman.com, in the governance subsection of the Investor Relations page ("Corporate Governance Section").

     During 2003, the Executive Committee consisted of Robert S. Taubman, Chairman, Graham T. Allison, and Allan J. Bloostein. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board and met once and acted by written consent four times during 2003.

     In May 2003, the Board changed the Nominating Committee's name to the Nominating and Corporate Governance Committee and adopted a new charter consistent with its expanded mandate. The Board also appointed Myron E. Ullman, III to the committee in place of Mr. R. Taubman to serve with the committee's other members, S. Parker Gilbert and Allan J. Bloostein. The committee met once in 2003. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees for each Board committee, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees. In recommending candidates to the Board, and as part of the selection and nomination process, the Nominating and Corporate Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The process also seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company's business. The Company also requires that independent directors comprise a majority of the Board, and the nominee must not serve on more than five other public company boards.

     The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company's by-laws. The committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees.

     Under the Company's by-laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors (or to bring other business before an annual meeting). Under these procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the annual meeting of shareholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting; if, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not less than 60 days and not more than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice must include:

     - the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules in the event of an election contest;

     - the name and address of the shareholder making the nomination;

     - the class and number of shares of Company stock that the nominating shareholder owns; and

     - the consent of each nominee to serve as a director if elected.

     The Nominating and Corporate Governance Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

     The committee has not retained any third party to assist it in identifying candidates and generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company's current directors and management. A copy of the charter for the Nominating and Corporate Governance Committee is available on the Company's web site, www.taubman.com, in the Corporate Governance Section.

COMPENSATION OF DIRECTORS

     During 2003, the Company paid directors who are neither employees nor officers of the Company or its subsidiaries an annual fee of $35,000, a meeting fee of $1,000 for each Board or committee meeting attended, and reimbursed outside directors for expenses incurred in attending meetings and as a result of other work performed for the Company. For 2003, the Company incurred costs of $287,500 relating to the services of Messrs. Allison, Bloostein, Chazen, Gilbert, Karmanos and Ullman, as directors of the Company.

     As part of its overall program of charitable giving, TRG maintains a charitable gift program for the Company's outside directors. Under this charitable gift program, TRG matches an outside director's donation to one or more qualifying charitable organizations. TRG limits matching contributions to an aggregate maximum amount of $10,000 per director per year. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to TRG. During 2003, TRG made seven matching contributions in the total amount of $60,000.

CORPORATE GOVERNANCE

     During 2003, the Board of Directors adopted Corporate Governance Guidelines, a copy of which can be found at the Company's web site in the Corporate Governance Section. These guidelines address, among other things, a director's responsibilities, qualifications, including independence, compensation and access to management and advisors.

     The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and recommending to the Board any changes to the guidelines.

     In December 2003, the Board adopted a Code of Business Conduct and Ethics (the "Code"), which sets out basic principles to guide the actions and decisions of all of the Company's employees, officers and directors. The Code, which is also available at www.taubman.com, in the Corporate Governance Section, covers topics such as honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities, and confidentiality, as well as numerous other topics. Waivers of the Code are discouraged, but any waiver that relates to the Company's executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed.

COMMUNICATING WITH THE BOARD

     Any shareholder or interested party, who wishes to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to:

                             Taubman Centers, Inc.
                            Attn: Board of Directors
                       200 East Long Lake Road, Suite 300
                                  P.O. Box 200
                     Bloomfield Hills, Michigan 48303-0200

     Depending on the subject matter of the communication, management will:

     - forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

     - attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board, or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

     - not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

     To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company's toll free, confidential hotline number published in the Corporate Governance Section of the Company's web site.

     Communications will be made available to directors at any time upon their request.

CERTAIN TRANSACTIONS

     The Manager is the manager of the SunValley Shopping Center in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which owns the center. The other 50% partner is an entity owned and controlled by Mr. A. Alfred Taubman, the Company's largest shareholder, former Chairman of the Board of Directors and the father of Robert and William Taubman. SunValley's partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent.

     In November 1999, TRG acquired Lord Associates, Inc., a retail leasing firm, based in Alexandria, Virginia, from Courtney Lord, who became the Manager's Senior Vice President of Leasing, for $2.5 million in cash and $5 million in Units, which were subject to certain contingencies. In October 2003, in final settlement of all such contingencies, Mr. Lord returned $750,000 to the Company.

     A. Alfred Taubman and certain of his affiliates receive various property management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $1.9 million in 2003.

     During 2003, the Manager paid approximately $2.8 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Alfred Taubman, Robert S. Taubman, and William S. Taubman have financial interests.

     The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, together with certain members of the Taubman family, including A. Alfred Taubman (collectively, the "Taubman Family"), utilize a portion of the Manager's Bloomfield Hills, Michigan offices and a portion of the Manager's New York offices. For the use of the office space, they paid the Manager $300,000 in 2003, representing their pro rata share of the total occupancy costs paid by the Manager. In addition, employees of the Taubman Asset Group, A. Alfred Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager's benefit program, participants paid the Manager $500,000 in 2003, representing a 100% reimbursement of the costs associated with their employees' participation in the benefit program plus a 15% administrative fee. On October 30, 2003, Mr. Taubman purchased a vehicle from the Manager for $15,000, its fair market value. The Manager leases a corporate jet for business use and was reimbursed $300,000 in 2003 by the Taubman Family for incidental personal use of the corporate jet.

     The Audit Committee reviews business transactions between the Company and its subsidiaries and related parties to ensure that the Company's involvement in such transactions, including those described above, is on arm's length terms.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter which was restated in December 2003, and is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee is independent as defined by the rules adopted by the SEC, the New York Stock Exchange and the Company's Corporate Governance Guidelines. An Audit Committee member may not simultaneously serve on more than two other audit committees of public companies.

     The responsibilities of the Audit Committee include engaging an accounting firm to be the Company's independent accountants. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent accountants on matters which include the following:

     - the plan for, and the independent accountants' report on, each audit of the Company's financial statements;

     - the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

     - changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

     - significant developments in accounting rules;

     - the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

     - the continued independence of the Company's outside auditors and the monitoring of any engagement of the outside auditors to provide non-audit services.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for 2003. First, the Audit Committee discussed with Deloitte & Touche LLP ("Deloitte"), the Company's independent accountants for 2003, those matters required to be communicated and discussed between an issuer's independent accountants and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte its independence and received a letter from Deloitte concerning such independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of Deloitte's independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with management and Deloitte, the Company's audited consolidated balance sheets at December 31, 2003 and 2002, and consolidated statements of operations, cash flows and shareowners' equity for the three years ended December 31, 2003. Based on the discussions with Deloitte concerning the audit, the independence discussions, and the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board agreed) that these financial statements be included in the Company's 2003 Annual Report on Form 10-K.

     AUDIT FEES. The Company paid Deloitte $912,550 during 2003 and $907,600 during 2002 for its independent audit of the Company's annual financial statements, review of the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2003 and 2002 and services that are normally provided by the accountant in connection with these filings (collectively, the "Audit Services"). This includes $618,400 in 2003 and $652,500 in 2002 related to individual shopping center audit reports and accounting consultations. All of the audit services provided to the Company by Deloitte during 2003 were pre-approved by the Audit Committee.

     AUDIT RELATED FEES. The Company paid Deloitte $20,100 during 2003 and $19,700 during 2002 for the audit of an employee benefit plan. These audit related services provided to the Company by Deloitte were pre-approved by the Audit Committee.

     TAX FEES. The Company paid Deloitte $1,175,276 during 2003 and $1,259,030 during 2002 for professional services related to federal and state tax compliance, tax advice and tax planning. Tax compliance fees for 2003 and 2002 were $953,953 and $1,079,695, respectively; tax advice and planning fees were $221,323 for 2003 and $179,335 for 2002. All of the tax related services provided to the Company by Deloitte during 2003 were pre-approved by the Audit Committee.

     ALL OTHER FEES. In addition to the fees reported above, the Company paid Deloitte $432,994 during 2002 for consulting services related to process improvement projects in the development and leasing departments. The Company did not incur any such fees for 2003.

     The Audit Committee, based on its reviews and discussions with management and Deloitte noted above, determined that the provision of these services was compatible with maintaining Deloitte's independence.

     PRE-APPROVAL POLICIES AND PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES. The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company's auditor. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

                              THE AUDIT COMMITTEE

                           Jerome A Chazen, Chairman
                               Graham T. Allison
                               Allan J. Bloostein
                               S. Parker Gilbert
                              Peter Karmanos, Jr.
                              Myron E. Ullman, III

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation of those persons who during 2003 were (i) the chief executive officer and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the SEC (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                ANNUAL COMPENSATION      ------------
                                                -------------------          LTIP        ALL OTHER
                                                 SALARY    BONUS(1)       PAYOUTS(2)    COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR     ($)        ($)             ($)            ($)
      ---------------------------        ----   --------   --------      ------------   ------------
Robert S. Taubman......................  2003   $750,000   $572,500       $1,469,398      $26,693(3)
Chairman of the Board, President         2002    750,000    468,750        1,251,250       25,467
and Chief Executive Officer              2001    750,000    468,800        1,196,250       25,615
Lisa A. Payne..........................  2003   $500,000   $370,625       $  622,056      $27,874(4)
Executive Vice President and Chief       2002    500,000    325,000          508,750       23,042
Financial and Administrative Officer     2001    500,000    325,000          453,750       22,444
William S. Taubman.....................  2003   $487,500   $370,625       $  611,587      $26,341(5)
Executive Vice President                 2002    484,133    314,375          508,750       43,108
                                         2001    474,994    312,500          453,750       25,135
Courtney Lord..........................  2003   $287,423   $279,930       $  158,854      $22,554(6)
Senior Vice President                    2002    278,654    276,494               --       21,187
                                         2001    273,656    240,875               --       15,316
John L. Simon..........................  2003   $306,092   $390,880       $  305,795      $25,899(8)
Senior Vice President                    2002    298,125    268,413(7)       275,000       24,646
                                         2001    290,616    255,063          275,000       24,506

---------------
(1) Bonus amount awarded under the Senior Short Term Incentive Plan. Awards made pursuant to the Manager's Long-Term Performance Compensation Plan (the "Long-Term Performance Plan") are not reportable on the date of grant and, instead, are reported in the Long-Term Incentive Plan Awards table immediately following.

(2) Reflects payouts of 1998, 1999 and 2000 Cash Awards made under the Manager's Long-Term Performance Plan. Robert Taubman and William Taubman have elected to defer receipt of the 1998 and 1999 payout amounts in accordance with the terms of the Long-Term Performance Plan. Amounts deferred under the Long-Term Performance Plan accrue interest until the deferred payment date. The 2000 Cash Award was paid and includes a premium as explained in the following section (Long-Term Performance Compensation Plan).

(3) Includes $16,260 contributed to the defined contribution plan (the "Retirement Savings Plan") on behalf of Mr. Robert S. Taubman and $10,433 accrued under the supplemental retirement savings plan (the "Supplemental Retirement Savings Plan").

(4) Includes $16,260 contributed to the Retirement Savings Plan on behalf of Ms. Payne and $8,110 accrued under the Supplemental Retirement Savings Plan, and $3,504 of travel reimbursements deemed compensation under Internal Revenue Service rules.

(5) Includes $16,260 contributed to the Retirement Savings Plan on behalf of Mr. William S. Taubman and $10,081 accrued under the Supplemental Retirement Savings Plan.

(6) Includes $16,260 contributed to the Retirement Savings Plan on behalf of Mr. Lord, and $6,294 accrued under the Supplemental Retirement Savings Plan.

(7) Excludes a $50,000 special bonus paid in June 2002 relating to 2001 compensation.

(8) Includes $16,260 contributed to the Retirement Savings Plan on behalf of Mr. Simon and $9,639 accrued under the Supplemental Retirement Savings Plan.

LONG-TERM PERFORMANCE COMPENSATION PLAN

     The Long-Term Performance Plan was adopted by the Manager and approved by TRG's compensation committee in 1996 (the Compensation Committee of the Board now performs such functions). The Company's Long-Term Performance Plan was amended effective January 1, 1999 (the "First Amendment") and again effective January 1, 2000 (the "Second Amendment"). The following discussion relates to the 2003 grants under the Long-Term Performance Plan that are reflected in the Long-Term Incentive Plan -- 2003 Awards table.

     The amount of a participant's award is based on individual and Company performance for the fiscal year prior to the date of the award and the individual's position in the Company. Each eligible participant is granted a Cash Award (a "Cash Award") and the final payout value of an award is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations, as publicly reported by the Company, subject to reasonable adjustments such as changes in accounting policies and extraordinary or non-recurring items, over the three-year vesting period of the award. If the target is achieved, the payout amount of each Cash Award is increased, subject to a maximum premium of 30%; otherwise the payout amount remains the amount of the original grant. Each Cash Award vests on the third January 1 after the date of grant. Upon vesting, the value of the award under the Long-Term Performance Plan will be paid to the participant in a lump sum, unless the participant elects to defer payment in accordance with the terms of the Long-Term Performance Plan. The payout amount is determined on the vesting date, and such amount will accrue interest from the vesting date until the deferred payment date.

                   LONG-TERM INCENTIVE PLAN -- 2003 AWARDS(1)

                                                                ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                             PERFORMANCE OR                 PRICE-BASED PLAN
                                  CASH        OTHER PERIOD     ------------------------------------------
     NAME AND PRINCIPAL          AWARDS     UNTIL MATURATION    THRESHOLD        TARGET        MAXIMUM
          POSITION                ($)          OR PAYOUT           ($)           ($)(2)          ($)
     ------------------        ----------   ----------------   ------------   ------------   ------------
Robert S. Taubman............  $1,285,000     1/1/03-1/1/06     $1,285,000     $1,477,750     $1,670,500
Chairman of the Board,
President and Chief Executive
Officer
Lisa A. Payne................  $  705,000     1/1/03-1/1/06     $  705,000     $  810,750     $  916,500
Executive Vice President and
Chief Financial and
Administrative Officer
William S. Taubman...........  $  630,000     1/1/03-1/1/06     $  630,000     $  724,500     $  819,000
Executive Vice President
Courtney Lord................  $  267,500     1/1/03-1/1/06     $  267,500     $  307,625     $  347,750
Senior Vice President
John L. Simon................  $  287,500     1/1/03-1/1/06     $  287,500     $  330,625     $  373,750
Senior Vice President

---------------
(1) Awards were made under the Long-Term Performance Plan. Awards vest and, unless deferred in accordance with the Long-Term Performance Plan, are payable on the third January 1 after the date of grant.

(2) The target is the amount which would be payable if the target compounded growth rate in per share funds from operations is achieved.

SENIOR SHORT TERM INCENTIVE PLAN AND ANNUAL BONUS PLAN

     For 2003, the Manager's officers and senior management received part of their annual compensation pursuant to the Manager's Senior Short Term Incentive Plan (the "SSTIP"). Under the SSTIP, the actual amount awarded to a participant depended upon a review and assessment of the employee's and the Company's performance. Performance that met expectations resulted in a bonus of approximately 100% of an employee's target amount. Performance beyond expectations resulted in an employee receiving up to 150% of his target bonus. Performance below expectations resulted in a payment of less than the bonus target.

     In 2004, the SSTIP bonus program was replaced with a new program called the Annual Bonus Plan. Under the new program, bonuses will only be paid if the Company's performance meets certain funds from operations and net operating income growth hurdles which are approved annually by the Board of Directors. Under the Annual Bonus Plan, a total bonus pool will be determined based on Company performance. Payments to individuals will then be determined based upon their annual performance review, and bonuses can range from 0% to 200% of their target bonus amount.

INCENTIVE OPTION PLAN

     TRG maintains the 1992 Incentive Option Plan for its employees with respect to Units of Partnership Interest in TRG. Upon exercise, it is anticipated that substantially all employees will exchange each underlying Unit for one share of the Company's Common Stock under the Continuing Offer.

Mr. Robert Taubman, however, has elected to defer his receipt of certain Units of Partnership Interest and right to exchange such Units under the Continuing Offer, which deferral is described below.

     The Company's chief executive officer makes periodic recommendations to the Compensation Committee of the Board, which, after reviewing such recommendations, determines grants. The exercise price of each Incentive Option is equal to the fair market value of a Unit of Partnership Interest on the date of grant. The 1992 Incentive Option Plan was amended in December 2001 to permit a holder of an Incentive Option to pay the exercise price in cash or by surrender of Units of Partnership Interest having an aggregate fair market value equal to the exercise price. In the event that the exercise price for an Incentive Option is paid by surrendering Units of Partnership Interest, only those Units of Partnership Interest issued to the optionee in excess of the number of Units of Partnership Interest surrendered are counted for purposes of determining the remaining number of Units of Partnership Interest available for future grants of Incentive Options under the 1992 Incentive Option Plan.

     Generally, an Incentive Option vests in one-third increments on each of the third, fourth, and fifth anniversaries of the date of grant, although the Compensation Committee may allow an exercise at any time more than six months after the date of grant. If the optionee's employment terminates within the first three years for reasons other than death, disability, or retirement, the right to exercise the Incentive Option is forfeited. If the termination of employment is because of death, disability, or retirement, the Incentive Option may be exercised in full. Outstanding Incentive Options also vest in full upon the termination of the Manager's engagement by TRG, upon any "change in control" of TRG, or upon TRG's permanent dissolution. No Incentive Option may be exercised after ten years from the date of grant. The 1992 Incentive Option Plan has been replaced by the Long-Term Performance Plan as the primary source of long-term compensation. There were no Incentive Option grants to Named Officers in 2003.

       AGGREGATED OPTION EXERCISES DURING 2003 AND YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                              SHARES          VALUE            OPTIONS AT YEAR END            OPTIONS AT 12/31/03(1)
                            ACQUIRED ON      REALIZED      ----------------------------    ----------------------------
           NAME              EXERCISE         ($)(1)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----             -----------      --------      -----------    -------------    -----------    -------------
Robert S. Taubman.........        --              --         245,016           --          $2,183,305          --
Lisa A. Payne.............        --              --         600,828           --           4,926,874          --
William S. Taubman........    17,776          63,300         527,759           --           4,428,868          --
Courtney Lord.............        --              --              --           --                  --          --
John L. Simon.............        --              --              --           --                  --          --

---------------

(1) In accordance with the SEC's rules, based on the difference between fair market value of Common Stock and the exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Revenue Reconciliation Act of 1993. The Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." Although TRG and the Manager are now part of the Company's consolidated group for financial reporting purposes, this deduction limit does not affect the Company and does not apply to TRG or the Manager because TRG and the Manager are partnerships for federal tax purposes, and the Company itself has no employees.

     Compensation Philosophy. The Manager has had a long-standing philosophy of targeting executive compensation at a level above the average of competitive practice. As part of this philosophy, the mix of compensation elements has emphasized variable, performance-based programs. As a result of this philosophy, the Manager has been successful at recruiting, retaining, and motivating executives who are highly talented, performance-focused, and entrepreneurial. The Compensation Committee has continued to apply this philosophy to its decisions on compensation matters. The independent compensation consultant retained by the Compensation Committee has compared the Manager's compensation practices with those of industry competitors and confirmed that the 2003 compensation of the Named Officers was consistent with the Manager's compensation philosophy.

     The Manager's compensation program for executive officers consists of the following key elements: annual compensation in the form of base salary, bonus compensation under the SSTIP (and commencing in 2004, the Annual Bonus Plan), and long-term compensation under the Incentive Option Plan and the Long-Term Performance Plan. The compensation of the Named Officers is determined based on their individual performance and the performance of the Company, TRG, and the Manager.

     Since 1996, awards under the Long-Term Performance Plan have been selected over Incentive Options as the primary source of incentive compensation to the executive officers. Incentive Option grants have been and will continue to be made in special situations.

     Base Salaries. Base salaries for the Manager's executive officers are generally targeted at a level above the average for executives of industry competitors. The salaries of the Named Officers are reviewed and approved by the Compensation Committee based on its subjective assessment of each executive's experience and performance and a comparison to salaries of senior management of industry competitors.

     Long-Term Performance Plan. In 2003, the Compensation Committee made grants of Cash Awards under the Long-Term Performance Plan to the Named Officers, as shown in the Long-Term Incentive Plan -- 2003 Awards table.

     Compensation of Chief Executive Officer. Robert S. Taubman's base salary for 2003 was at an annual rate of $750,000. Mr. Taubman's performance evaluation is based 25% on the Compensation Committee's evaluation of his individual performance and 75% on the Compensation Committee's evaluation of the performance of the Company, which includes the consideration of objective and subjective criteria. Based on that evaluation and the report of the independent consultant, the Compensation Committee confirmed that Mr. Taubman's base salary, his bonus under the SSTIP for 2003 in the amount of $572,500 and his incentive compensation under the Long-Term Performance Plan, as set forth in the Summary Compensation Table and Long-Term Incentive Plans -- Awards table, were consistent with the Manager's compensation philosophy.

                           THE COMPENSATION COMMITTEE

                          S. Parker Gilbert, Chairman
                                Jerome A. Chazen
                              Peter Karmanos, Jr.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following line graph sets forth the cumulative total returns on a $100 investment in each of the Company's Common Stock, the S&P Composite -- 500 Stock Index, and the NAREIT Equity Retail REIT Index for the period December 31, 1998 through December 31, 2003 (assuming, in all cases, the reinvestment of dividends).

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TAUBMAN CENTERS, INC.,
           THE NAREIT EQUITY RETAIL REIT INDEX, AND THE S&P 500 INDEX

                                  [LINE GRAPH]

         ----------------------------------------------------------------------------------------------------------
                                                12/31/98   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03
         ----------------------------------------------------------------------------------------------------------
          Taubman Centers, Inc.                 $100.00    $ 84.72    $ 94.07    $137.75    $160.98    $215.70
          NAREIT Equity Retail REIT Index       $100.00    $ 88.23    $104.08    $135.75    $164.35    $241.22
          S&P 500 Index                         $100.00    $121.04    $110.02    $ 96.94    $ 75.52    $ 97.18
         ----------------------------------------------------------------------------------------------------------

     Please note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

CERTAIN EMPLOYMENT ARRANGEMENTS

     In January 1997, the Manager entered into a three-year agreement with Lisa
A. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. In January 1999 and January 2000, the agreement was extended for an additional year and continues to have automatic, one-year extensions unless either party gives notice to the contrary. In March 2002, Ms. Payne became the Manager's and Company's Chief Financial and Administrative Officer and continued her position as an Executive Vice President of each entity. The employment agreement provides for an annual base salary of not less than $500,000, to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's annual bonus plan, with a target award of $250,000 and a maximum annual award of $375,000.

     In November 1999, in connection with TRG's acquisition of the outstanding stock of Lord Associates, Inc., the Manager entered into an employment agreement with Courtney Lord pursuant to which Mr. Lord became the Manager's Senior Vice President of Leasing. The agreement had a termination date of January 1, 2005, unless it was terminated sooner by either the Company or Mr. Lord. The employment agreement provided for an annual base salary of not less than $270,000, to be reviewed annually. The agreement also provided for Mr. Lord's participation in the Manager's annual bonus plan. Mr. Lord agreed that in the event his employment was terminated he would not thereafter compete with the Company for a period (depending on the circumstances surrounding such termination) of between one and two years. In addition, part of the consideration received by Mr. Lord in exchange for his shares of Lord Associates, Inc. included 435,153 Units of Partnership Interest and 435,153 shares of Series B Preferred Stock. Units of Partnership Interest granted to Mr. Lord are subject to vesting as described below and, once fully vested, may be exchanged for shares of the Company's Common Stock under the Continuing Offer. At this time, after taking into account Mr. Lord's exercise of his rights under the Continuing Offer with respect to 68,000 Units of Partnership Interest, Mr. Lord has both voting and distribution rights with respect to 323,639 Units of Partnership Interest and 323,639 shares of Series B Preferred Stock. Mr. Lord has granted an irrevocable proxy to TG Partners with respect to the remaining Partnership Units and shares of Series B Preferred Stock. The remaining Partnership Units are not entitled to receive partnership distributions and allocations except upon liquidation. Under the terms of the irrevocable proxy executed by Mr. Lord in favor of TG Partners and a letter agreement between Mr. Lord and TRG, the remaining Partnership Units and shares of Series B Preferred Stock will be released from the proxy and such Partnership Units will become entitled to partnership distributions and allocations on January 1, 2005.

     On March 10, 2004, the Company entered into a new arrangement with Courtney Lord. On June 30, 2004, Mr. Lord will cease being Senior Vice President, Leasing, but will continue to be paid pursuant to his employment agreement. Furthermore, on March 10, 2004, the Company entered into a Consulting Agreement with Courtney Lord pursuant to which Mr. Lord has agreed to provide consulting services to the Company effective January 1, 2005 and terminating on December 31, 2005. Pursuant to the Consulting Agreement, the Company is obligated to pay Mr. Lord $10,000 per month for consulting services up to a specified number of hours. Consulting services provided by Mr. Lord in excess of these hours will be paid on an hourly basis. In addition, the Company agreed to reimburse Mr. Lord for the 18 month period ending June 30, 2006 for the premiums then in effect for COBRA continuation coverage and to reimburse him for the 6 month period commencing July 1, 2006 and ending on December 31, 2006 up to the amount of COBRA continuation coverage premiums. Lastly, the Company agreed to vest Mr. Lord's Long-Term Performance Plan payments earned during his employment, which will be paid in January of each year through 2007 and an amount to be determined in January 2005 based upon Mr. Lord's 2004 job performance to be paid in January 2008. The Consulting Agreement prohibits Mr. Lord during the term of the Consulting Agreement and for a period of 12 months thereafter from providing any services (i) to certain named competitors of the Company and (ii) to any shopping center in excess of 200,000 square feet located within a specified radius of a shopping center owned by the Company.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     In May 2003, the Company entered into change of control employment agreements (the "Change of Control Agreements") with each of Lisa A. Payne, Courtney Lord, John L. Simon and the Company's other

Operating Committee members other than Robert Taubman and William Taubman. The Change of Control Agreements have three-year terms that extend for an additional year on each anniversary of the first day of their terms, unless a notice not to extend is given by the Company or any of its affiliates. If a "change of control of the Company," as defined in the Change of Control Agreements, occurs during the term of the Change of Control Agreements, then the Change of Control Agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

     Each Change of Control Agreement provides generally that the executive's terms and conditions of employment, including position, location, compensation and benefits will not be adversely changed during the three-year period after a change of control. If the executive's employment is terminated by the Company other than for cause, death or disability or if the executive resigns for "good reason," as defined in the Change of Control Agreements during this three-year period or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

     - an annual bonus for the year in which the termination of employment occurs, pro-rated through the date of termination;

     - two and a half times the executive's annual base salary and annual bonus;

     - continued welfare benefits and perquisites for thirty months;

     - $1,000 from the repurchase by the Manager of the participant's T-I REIT, Inc. share granted to the participant under a bonus award agreement; and

     - outplacement services.

     The annual bonus components of this severance amount will be based on the higher of the highest bonus paid to the executive during the three years prior to the change of control or the most recent bonus paid to the executive prior to the date of termination of employment. In addition, in order to preserve an existing benefit under an employment agreement that the Company entered into with Ms. Payne in January 1997, Ms. Payne's Change of Control Agreement provides that, in the event that she terminates her employment for any reason other than "good reason" during the 90-day period following a change of control, she will be entitled to a payment equal to two times her base salary and target bonus under the annual bonus plan, rather than the payments and benefits specified above.

     Each Change of Control Agreement also provides that effective on the occurrence of a change of control or a termination of employment of the executive in anticipation of a change of control:

     - all of the executive's equity-based compensation awards that are outstanding on the date of the change of control will vest; and

     - all of the executive's then-outstanding awards under the Long-Term Performance Plan will vest and be immediately paid in full.

CHANGE OF CONTROL SEVERANCE PROGRAM

     In May 2003, the Company adopted a Change of Control Severance Program (the "Program") in which all of the individuals, other than Robert Taubman and William Taubman, who are employed by the Company or any of its affiliates on the date of a "change of control of the Company" as defined in the Program, and who are not a party to the employment agreements described above, participate. The Program superseded the Company's undocumented existing severance program and provides benefits comparable to those the Company has provided in the past. The Program provides generally that if a participant's employment with the

Company and any of its affiliates is terminated other than for cause, death or disability or if the participant resigns for "good reason," as defined in the Program, during the two-year period following a change of control, in the case of participants who are Group Vice Presidents, or during the one-year period following a change of control, in the case of all other participants, a participant will be generally entitled to receive, subject to the participant's execution and non-revocation of a release:

     - a lump sum separation benefit equal to 1/12 of the participant's annual base salary and annual bonus times the participant's years of service with the Company and its affiliates;

     - medical, dental and vision benefit continuation, and if eligible immediately prior to the change of control or at any time thereafter, executive disability benefit continuation, for a period equal to the number of months of severance to which the participant is entitled;

     - $1,000 from the repurchase by the Manager of the participant's T-I REIT, Inc. share granted to the participant under a bonus award agreement; and

     - outplacement services.

The separation benefit will be subject to a maximum of 24 months' base salary and bonus and a minimum of 16 months' base salary and bonus in the case of participants who are Group Vice Presidents, 12 months' base salary and bonus in the case of participants who are exempt and Long-Term Performance Plan-eligible associates (other than Group Vice Presidents), six months' base salary and bonus, in the case of participants who are exempt and non-Long-Term Performance Plan-eligible associates, and three months' base salary and bonus, in the case of participants who are non-exempt associates. For participants who are participants in the annual bonus plan, the annual bonus component of the participant's separation benefit will be 130% of the higher of the participant's target bonus for the year in which the change of control occurs and the highest target bonus established for the participant in any subsequent year. For participants who are participants in the Specialty Retail Bonus Plan or the Leasing Bonus Plan, the annual bonus component of the participant's separation benefit will be equal to the higher of (i) the average of the participant's actual bonuses for the three years immediately preceding the change of control (or, if the participant has not been employed by the Company and its affiliates for three years prior to the change of control, such lesser number of years during which the participant was employed by the Company and its affiliates) or
(ii) the highest actual bonus paid to the participant for any subsequent year (if any).

     The Program also provides that effective as of the occurrence of a change of control:

     - each participant's equity-based compensation awards will vest; and

     - the participant's then outstanding awards under the Long-Term Performance Plan will vest and be immediately paid in full.

          ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On March 9, 2004, the Audit Committee appointed KPMG as the independent auditors to audit the financial statements of the Company for 2004 to replace Deloitte, which was informed on March 10, 2004 that it would no longer serve as the Company's independent accountants. The Board of Directors recommends that the shareholders vote FOR the appointment of KPMG as the Company's independent auditors for the year ending December 31, 2004. Although shareholder approval of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the annual meeting.

     The reports of Deloitte on the Company's financial statements for the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. For the two most recent fiscal years and the subsequent interim period through March 9, 2004, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports on the financial statements for such years. During the two most recent fiscal years and the subsequent interim period through March 9, 2004, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

     During the two most recent fiscal years and the subsequent interim period through March 9, 2004, the Company did not consult with KPMG regarding either
(i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

     The Company expects that representatives of KPMG and Deloitte will be present at the annual meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects that such representatives will be available to respond to appropriate questions addressed to the officer presiding at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with the Board's recommendation or, if there is no recommendation, in their own discretion.

                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be paid by the Company. The Company will request nominees and others holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. Innisfree M&A Incorporated has also been hired to assist the Company with the solicitation of proxies for a fee of $23,000 and reimbursement for reasonable out of pocket expenses. In addition, the Company's directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

                             ADDITIONAL INFORMATION

PRESENTATION OF SHAREHOLDER PROPOSALS AT 2005 ANNUAL MEETING

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2005 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 9, 2004 and must otherwise be in compliance with the Company's by-laws.

ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 2003, including financial statements audited by Deloitte & Touche LLP, independent accountants, and other reports dated February 4, 2004, are being furnished with the Proxy Statement.

     IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SEC, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO THE COMPANY'S EXECUTIVE OFFICES: TAUBMAN CENTERS INVESTOR SERVICES, 200 EAST LONG LAKE ROAD, SUITE 300, P.O. BOX 200, BLOOMFIELD HILLS, MICHIGAN 48303-0200.

     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,

                                          Robert S. Taubman,
                                          Chairman of the Board, President and
                                          Chief Executive Officer

April 8, 2004

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                         CHARTER OF THE AUDIT COMMITTEE
                                       OF
                             TAUBMAN CENTERS, INC.

I.  SCOPE OF THE AUDIT COMMITTEE'S DUTIES AND RESPONSIBILITIES

     Through the activities set forth in this Charter, the Audit Committee shall assist the Board of Directors in fulfilling its responsibilities by providing oversight review of the Company's auditing, accounting and financial reporting processes. The Audit Committee shall assist the Board in monitoring the integrity of the financial statements of the Company, the independent accountant's qualifications and independence, the performance of the independent accountants and the Company's internal audit department and compliance by the Company with all legal and regulatory requirements. In so doing, the Committee shall serve as an independent and objective body to provide an open avenue of communication among the independent accountants, management and the internal auditing department, and the Committee and Board of Directors.

     Consistent with its responsibilities to provide an open avenue of communication, the Committee shall establish procedures and review such procedures at least annually, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Company's written policies, including its Code of Business Conduct and Ethics, shall incorporate such procedures and provide a means by which employees of the Company may make confidential and/or anonymous submissions of concerns to the Committee regarding questionable accounting or auditing matters.

     The Committee shall periodically review its scope, policies, and procedures, including, on an annual basis, a review and reassessment of the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also annually review its own performance.

II.  MEMBERSHIP ON THE AUDIT COMMITTEE; CHAIRMAN

     The Committee shall consist of at least three directors as selected by the Board based upon the recommendation of the Company's Nominating and Corporate Governance Committee. Each Committee member will be independent as defined by the Company's Corporate Governance Guidelines. The Committee members shall serve until their successors are duly elected and qualified and may be replaced by the Board at any time, with or without cause.

     Each director serving on the Audit Committee shall be "financially literate," as such qualification is interpreted by the Board of Directors in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. The Committee shall also have at least one member who shall be a "financial expert" within the meaning of the Applicable Rules and Standards (as hereinafter defined).

     The Board of Directors may appoint one member to be the Chairman of the Committee. If the Board fails to appoint a Chairman, the committee members may elect a Chairman by majority vote of all members. In the absence of a Chairman, the members present at a meeting may elect a Chairman for the meeting. The Chairman will preside at meetings of the Committee and, subject to action by the entire Committee, set the agenda for the meeting.

     The Committee members shall not simultaneously serve on the audit committee of more than two other public companies.

     Members shall also have such additional qualification(s) and/or experience as may from time to time be required by the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Applicable Rules and Regulations of the Securities and Exchange Commission and the applicable listing standards of the New York Stock Exchange (the "Applicable Rules and Standards").

III.  MEETINGS OF THE AUDIT COMMITTEE; QUORUM AND AUDIT COMMITTEE ACTION

     The Committee shall meet at least quarterly, or more frequently as circumstances require. Any member of the Committee may call a special meeting of the Committee by giving notice to all members. Notice of meetings shall be given at least 48 hours in advance, provided that, if the circumstances pertaining to the matters to be addressed warrant, any lesser notice reasonable under the circumstances shall be sufficient. No notice of a regularly scheduled meeting shall be required, and notice may be waived by any member as permitted by law. Consistent with its duty to provide an open avenue of communication, the Committee may ask members of management, any employee or others (i.e., outside counsel or independent accountants) to attend any meeting or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the internal auditors and the independent accountants and management in separate executive sessions to discuss any matters the Committee or these groups believe should be discussed privately with the Committee.

     The Committee shall obtain confirmation that the independent accountants and the internal auditors will communicate directly and on a timely basis with the Committee or the Chairman of the Committee if such communication is warranted.

     A majority of the members of the Committee present in person or by telephone shall constitute a quorum, and action of the Committee shall be by a majority of the members of the Committee; provided, however, the Committee may establish and delegate authority to, subcommittees whenever it considers it appropriate, including subcommittees with the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting and all other actions taken by a subcommittee shall be reported to the Committee on a regular basis. If the Committee so provides, the Chairman of the Committee may act on behalf of or represent the Committee on all matters or such matters specifically delegated to the Chairman, in which event, the Chairman shall report to the Committee.

     The Committee will maintain minutes or other records of its meetings and actions.

IV.  RESPONSIBILITIES, POWERS AND DUTIES OF THE AUDIT COMMITTEE

     The following functions and activities are set forth as a guide for the Committee in carrying out its overview responsibility.

     A. General

        1. The Committee shall report Committee actions to the Board and may make appropriate recommendations to the Board concerning matters within the Committee's scope of responsibilities.

        2. The Committee shall have the power to conduct or authorize investigations into matters within the Committee's scope of responsibilities. The Committee is authorized to retain independent counsel, accountants, and others to assist the Committee in respect of any matter or matters, including an investigation, and to obtain funding for the compensation of such independent counsel, accountants, and others.

        3. The Committee may perform any activities consistent with this Charter, the Company's articles of incorporation and by-laws, and applicable law (including the Applicable Rules and Standards) as the Committee or the Board deems advisable.

        4. The Committee shall consult with the Board and management but shall not delegate its responsibilities hereunder other than to a subcommittee or to the Chairman of the Committee pursuant to Article III hereof.

     B. Engagement of Independent Accountants

        1. The Committee shall have sole authority to appoint or replace the independent accountants, subject to shareholder ratification at the Company's annual shareholder meeting, and shall pre-approve all auditing services and non-auditing services to be provided by the independent accountants. Consistent with the foregoing, the Committee shall instruct the Board as to the selection (or the replacement of) the independent accountants for Company audits. The Committee shall review and approve the fees and other compensation to be paid to the independent accountants. The Committee shall evaluate the qualifications, performance and independence of the independent accountants. The Committee shall have the sole authority to resolve all disagreements between management and the independent accountants.

        2. The Committee shall obtain annually a formal written statement from the independent public accountants delineating all relationships between the accountants and the Company (including, without limitation, any person currently employed by the Company who during the prior year was employed by the independent accountants), actively engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and instruct the Board of Directors to take appropriate action in response to the report of the independent public accountants to satisfy itself of the outside auditors' independence.

        3. The Committee shall insure the rotation of the lead audit partner of the independent accountants as required by the Applicable Rules and Standards. The Committee shall, in order to assure the continuing independence of the outside auditors, adopt a policy of rotating the lead audit partner every five (5) years, and consider whether the firm itself should be rotated. The Committee shall periodically revisit this matter, as necessitated by the Applicable Rules and Standards.

        4. The Committee shall review, in consultation with management and the independent accountants, the scope of each audit to be made by the independent accountants. Prior to each audit, the Committee shall discuss with the independent accountants the planning and staffing of the audit. The provision of any auditing services shall be subject to the prior approval of the Committee.

        5. Any non-audit services (including tax-related services) to be provided by the independent accountants shall be subject to the prior approval of the Committee. The Committee may only approve the provision of non-audit services upon a determination that the provision of such services will not in any way compromise the independence of the outside auditors and that the provision of such services by the independent auditor is not prohibited by the Applicable Rules and Standards. Pursuant to Article III hereof, the Committee may delegate its authority to grant such prior approval of non-audit services, provided that all decisions to grant prior approval shall be presented to the full Committee at its next scheduled meeting. The Committee shall maintain written documentation of its approval of non-audit services and insure that such approvals are disclosed in the Company's filings under the Exchange Act in the manner required by the Applicable Rules and Standards.

        6. The Committee shall obtain confirmation that the independent accountants will provide the Committee with all communications required of the independent accountants, including a timely analysis of significant financial reporting issues.

        7. The Committee shall obtain confirmation that the independent accountants will be available to the shareholders at the annual meeting and, upon request, to the Committee and the Board.

        8. The Committee shall, not less frequently than annually, obtain and review a report by the independent accountants describing: the firm's internal quality control procedures; and any material issues raised by the most recent internal quality control review, peer review or review by the PCAOB, within the preceding five (5) years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

        9. The Committee shall set clear hiring policies for the Company regarding employees or former employees of the independent accountants consistent with the Applicable Rules and Standards.

       10. The Committee shall review and evaluate the lead partner of the independent accountants.

     C. Responsibilities for Review

        1. The Committee shall review any significant findings and recommendations made by the independent accountants together with management's responses to them.

        2. The Committee shall meet separately, with management, with the internal auditors, and with the independent accountants in order to perform its oversight functions.

        3. The Committee shall review with management and the independent accountants and also with the internal auditors all such matters as they deem appropriate, and as required by Applicable Rules and Standards, including, but not limited to, the following:

           a) The annual audited financial statements, including disclosure made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K;

           b) The Company's quarterly financial statements prior to the filing of its Form 10-Q, including disclosure made in management's discussion and analysis, and the results of the independent auditor's reviews of the quarterly financial statements;

           c) Any material issues raised by management, the independent accountants or the Committee in its review of the Company's (including the unconsolidated subsidiaries') interim and annual financial statements, including without limitation, any adjustments recommended by the independent accountants and management's responses, including any decision as to whether or not to make any such adjustment;

           d) Significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles; any significant issues as to the adequacy of the Company's internal controls and any steps adopted in light of material control deficiencies; any significant issues as to the development, selection and disclosure of critical accounting policies and estimates. In connection with changes in the selection and application of accounting principles, the Committee shall review all alternative treatments of financial information within generally accepted accounting principles that have been discussed by the independent accountants with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent accountants;

           e) The Company's earnings press releases, including the use of "funds from operations," "pro forma" or "adjusted" non-GAAP measures, as well as financial information and earnings guidance provided to analysts and rating agencies. Such review may be done generally (consisting of discussing the types of information to be provided and the types of presentations to be made);

           f) The effect of relevant draft, proposed and final regulatory and accounting pronouncements;

           g) The effect of off-balance sheet structures on the Company's financial statements;

           h) The Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies; and

           i) Any serious difficulties or significant disagreements with management or the internal auditing department encountered during the course of the audit, including any restrictions on the scope of their work or access to required information.

        4. The Committee shall meet (in person or by telephone) with the independent accountants and financial and/or senior management to review earnings prior to their release and review the 10-Q and 10-K prior to filing. The Committee shall discuss any concerns senior management may have with respect to each filing and earnings release. The Committee shall review with the CEO, the CFO and the independent accountants any concerns raised by the CEO and CFO during their certification process for each 10-Q and 10-K about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

        5. The Committee shall review any legal matter that could have a significant impact on the Company's financial statements or the Company's compliance policies.

        6. The Committee shall obtain from the independent accountants' assurance that the requirements of the auditors under Section 10A (the provisions of the Exchange Act that deal with audit requirements, and in particular, acts or omissions by an issuer that violate any law, or any rule or regulation having the force of law) of the Exchange Act have been complied with.

        7. The Committee shall review reports from management and the Company's internal auditors and outside counsel with respect to the Company's compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

        8. The Committee shall discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company's financial statements, accounting policies or internal controls.

        9. The Committee shall prepare the audit committee report required for the Company's annual Proxy Statement.

       10. The Committee shall review with the independent accountants any audit problems or difficulties the independent accountants encountered during the course of the audit work, including any restrictions on the scope of the independent accountants' activities or on access to requested information, and any significant disagreement with management.

     D. Oversight of the Internal Audit Function.

        1. The Committee shall review the appointment, continuation and replacement of the internal auditors.

        2. The Committee shall discuss with the independent accountants and management the internal auditor's responsibilities and staffing and any recommended changes planned in the scope of the internal audit function.

V.  LIMITATION OF COMMITTEE'S ROLE

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and Applicable Rules and Standards. These are the responsibilities of management and the independent auditor.

VI. CONTINUING EFFECT OF INDEMNIFICATION AND EXCULPATION PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The members of the Audit Committee as Directors and, in fulfilling their responsibilities hereunder shall continue to be fully covered by the exculpation and indemnification provisions applicable to the Company's directors and officers, as set forth in the Company's articles of incorporation and by-laws, and such provisions are adopted by reference herein. Nothing contained herein, in the Applicable Rules and Standards or in any other document shall abrogate or supersede the protective exculpation and indemnification provisions set forth in the Company's articles of incorporation and by-laws.

                             TAUBMAN CENTERS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF SHAREHOLDERS - MAY 18, 2004

     The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Tuesday, May 18, 2004, and at any adjournment, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF NO INSTRUCTION IS PROVIDED.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

    ------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
    ------------------------------------------------------------------------




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